OMB APPROVAL
OMB Number	3235-0059
Expires:	January 31, 2008
Estimated average burden hours per response	12.75

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Limited Brands, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of

Annual Meeting of Stockholders

and Proxy Statement

May 22, 2006

April 14, 2006

DEAR STOCKHOLDER:

You are cordially invited to attend our 2006 annual meeting of stockholders to be held at 9:00 a.m., Eastern Time, on May 22, 2006, at our offices located at Three Limited Parkway, Columbus, Ohio, 43230. Our Investor Relations telephone number is (614) 415-7076 should you require assistance in finding the location of the meeting. The formal Notice of Annual Meeting of Stockholders and proxy statement are attached. If you plan to attend, please bring the Admittance Slip located on the back cover and a picture I.D., and review the attendance information provided. I hope that you will be able to attend and participate in the meeting, at which time I will have the opportunity to review the business and operations of Limited Brands.

The matters to be acted upon by our stockholders are discussed in the Notice of Annual Meeting of Stockholders. It is important that your shares be represented and voted at the meeting. Accordingly, after reading the attached proxy statement, would you kindly sign, date and return the enclosed proxy card or vote by telephone or via the Internet as described on the enclosed proxy card. Your vote is important regardless of the number of shares you own.

Sincerely yours,

/s/ Leslie H. Wexner
Leslie H. Wexner Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 22, 2006

April 14, 2006

TO OUR STOCKHOLDERS:

We are pleased to invite you to attend our 2006 annual meeting of stockholders to:

•	Elect four directors to serve for a three-year term.

•	Transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on April 5, 2006 may vote at the meeting. If you plan to attend, please bring the Admittance Slip located on the back cover and a picture I.D., and review the attendance information provided.

Your vote is important. Stockholders of record can give proxies by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. Whether or not you plan to attend the meeting, please vote by telephone or via the Internet or sign, date and return the enclosed proxy card in the envelope provided. Instructions are included on your proxy card. You may change your vote by submitting a later dated proxy (including a proxy via telephone or the Internet) or by attending the meeting and voting in person.

By Order of the Board of Directors

/s/ Leslie H. Wexner
Leslie H. Wexner Chairman of the Board

PROXY STATEMENT TABLE OF CONTENTS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Board of Directors of Limited Brands, Inc. is soliciting your proxy to vote at our 2006 annual meeting of stockholders (or at any adjournment of the meeting). This proxy statement summarizes the information you need to know to vote at the meeting. “We,” “our,” “Limited Brands” and the “Company” refer to Limited Brands, Inc.

We began mailing this proxy statement and the enclosed proxy card on or about April 14, 2006 to all stockholders entitled to vote. Limited Brands’ 2005 Annual Report on Form 10-K, which includes our financial statements, is being sent with this proxy statement.

Date, time and place of meeting

Date:	May 22, 2006

Time:	9:00 a.m., Eastern Time

Place:	Three Limited Parkway, Columbus, Ohio

Attending the meeting

Stockholders who plan to attend the meeting in person must bring photo identification and the Admittance Slip located on the back cover of this proxy statement. Because of necessary security precautions, bags, purses and briefcases may be subject to inspection. To speed the admissions process, stockholders are encouraged to bring only essential items. Cameras, camcorders or video taping equipment are not allowed.

Shares entitled to vote

Stockholders entitled to vote are those who owned Limited Brands common stock (which we refer to throughout this proxy statement as “Common Stock”) at the close of business on the record date, April 5, 2006. As of the record date, there were 394,390,602 shares of Common Stock outstanding. Each share of Common Stock that you own entitles you to one vote.

Voting your shares

Whether or not you plan to attend the annual meeting, we urge you to vote. Stockholders of record can give proxies by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. If you are voting by mail, please complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you are voting by telephone or via the Internet, please use the telephone or Internet voting procedures set forth on the enclosed proxy card. Returning the proxy card or voting via telephone or the Internet will not affect your right to attend the meeting and vote.

The enclosed proxy card indicates the number of shares that you own.

Voting instructions are included on your proxy card. If you properly fill in your proxy card and send it to us or vote via telephone or the Internet in time to vote, one of the individuals named on your proxy card (your “proxy”) will vote your shares as you have directed. If you sign the proxy card or vote via telephone or the Internet but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares:

•	“FOR” the election of four nominees for director (as described on pages 3 and 4).

If any other matter is properly presented at the meeting, your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no other matters to be acted on at the meeting.

Revoking your proxy

You may revoke your proxy by:

•	submitting a later dated proxy (including a proxy via telephone or the Internet),

•	notifying our Secretary in writing before the meeting that you have revoked your proxy, or

•	voting in person at the meeting.

Voting in person

If you plan to vote in person, a ballot will be available when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares at the close of business on April 5, 2006, the record date for voting.

Appointing your own proxy

If you want to give your proxy to someone other than the individuals named as proxies on the proxy card, you may cross out the names of those individuals and insert the name of the individual you are authorizing to vote. Either you or that authorized individual must present the proxy card at the meeting.

Quorum requirement

A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of shares representing at least one-third of the votes of the Common Stock entitled to vote constitutes a quorum. Abstentions and broker “non-votes” are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given.

Vote necessary to approve proposals

Item	Vote Necessary
Election of directors*

Directors are elected by a plurality of the votes represented by the shares of Common Stock present at the meeting in person or by proxy. This means that the director nominee with the most affirmative votes for a particular slot is elected for that slot.

*

Under New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, your broker is permitted to vote your shares on this item even if it does not receive voting instructions from you.

ELECTION OF DIRECTORS

The Board of Directors has nominated four directors for election at the annual meeting. If you elect the four nominees, they will hold office for a three-year term expiring at the 2009 annual meeting or until their successors have been elected. All nominees are currently serving on our Board of Directors.

Your proxy will vote for each of the nominees unless you specifically withhold authority to vote for a particular nominee. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board of Directors. We do not know of any nominee of the Board of Directors who would be unable to serve as a director if elected.

Stockholders wishing to nominate directors for election may do so by delivering to the Secretary of the Company, no later than fourteen days before the annual meeting, a notice stating (a) the name, age, business address and, if known, residential address of each nominee proposed in the notice, (b) the principal occupation or employment of each nominee and (c) the number of shares of Common Stock beneficially owned by each nominee. No person may be elected as a director unless he or she has been nominated by a stockholder in this manner, by the Board of Directors or by the Nominating & Governance Committee.

The Board of Directors recommends that you vote FOR the election of all of the following nominees of the Board of Directors:

Nominees and directors

Nominees of the Board of Directors for Election at the 2006 Annual Meeting.

E. Gordon Gee	Director since 1991	Age 62

Dr. Gee has been Chancellor of Vanderbilt University since August 1, 2000. He was the President of Brown University from 1998 to 2000. Dr. Gee is a director of Dollar General Corporation, Gaylord Entertainment, Inc., Hasbro, Inc. and Massey Energy Co.

James L. Heskett	Director since 2002	Age 72

Professor Heskett is a Baker Foundation Professor at the Harvard University Graduate School of Business Administration, where he has served on the faculty and administration since 1965. Professor Heskett is a director of Office Depot, Inc.

Allan R. Tessler	Director since 1987	Age 69

Mr. Tessler has been Chairman of the Board and Chief Executive Officer of International Financial Group, Inc., an international merchant banking firm, since 1987. He has been Chairman of the Board of Epoch Investment Partners, Inc., formerly J Net Enterprises, since 2004. He was Chief Executive Officer and Chairman of the Board of J Net Enterprises from 2000 to 2004. From March 2001 to August 2001, Mr. Tessler was acting Chief Executive Officer of Jasmine Networks, an optical networking company. He was Co-Chairman of the Board of Data Broadcasting Corporation (now named Interactive Data Corporation, a member of the Pearson PLC group of companies), a provider of financial and business information to institutional and individual investors, from June 1992 until May 2000 and Co-Chief Executive Officer of that company from June 1992 until November 1999. Mr. Tessler was Chairman of the Board of Enhance Financial Services Group, Inc. from 1986 to February 2001 and Chairman of the Board of InterWorld Corporation from 2001 to 2004. Since January 1997, Mr. Tessler has also served as Chairman of Checker Holdings Corp. IV.

Abigail S. Wexner	Director since 1997	Age 44

Mrs. Wexner is Immediate Past Chair of the Governing Committee of The Columbus Foundation, Founder and Chair of The Columbus Coalition Against Family Violence and KidsOhio.org, Chair of the Center for Child and Family Advocacy, Chair of the Boards of Trustees of Children’s Hospital, Inc. and Children’s Hospital, and a Trustee of The Wexner Center Foundation in Columbus, Ohio. Mrs. Wexner is the wife of Leslie H. Wexner.

Directors Whose Terms Continue Until the 2007 Annual Meeting.

Eugene M. Freedman	Director since 1995	Age 74

Mr. Freedman was a director and Senior Advisor of Monitor Company Group Limited Partnership, an international business strategy and consulting firm, from January 1995 until the end of 2003. He was a founder, Managing Director and President of Monitor Clipper Partners, a private equity firm, from 1997 until 1999 and thereafter a Senior Advisor and Director until the end of 2002. Until October 1994 and for many prior years, Mr. Freedman was a Senior Partner of Coopers & Lybrand where he last served as Chairman and Chief Executive Officer of Coopers & Lybrand LLP, U.S. and as Chairman of Coopers & Lybrand International. Mr. Freedman is a director of The Concord Coalition, eCredit.com, Inc., Epoch Holdings Corporation, Know Fat Franchise Co., Inc. and Outcomes, Inc. and is a member of the Advisory Board of The Cross Country Group, Inc. From 2000 to 2005, Mr. Freedman was a director of Pathmark Stores, Inc.

V. Ann Hailey	Director since 2001	Age 55

Ms. Hailey has been Executive Vice President and Chief Financial Officer of Limited Brands since August 1997. Ms. Hailey resigned as Chief Financial Officer effective not later than April 28, 2006, at which time she will assume the role of Executive Vice President, Corporate Development. She is a director of The Federal Reserve Bank of Cleveland.

David T. Kollat	Director since 1976	Age 67

Dr. Kollat has been Chairman of 22, Inc., a management consulting firm, since 1987. He is also a director of Big Lots, Inc., Select Comfort, Inc. and Wolverine World Wide, Inc.

William R. Loomis, Jr.	Director since 2005	Age 57

Mr. Loomis was a General Partner or Managing Director of Lazard Freres & Co., an investment bank, from 1984 to 2002. In 1999, he became Deputy Chief Executive Officer. After the formation of Lazard LLC in 2000, he became the Chief Executive Officer of the new entity. Mr. Loomis became a Limited Managing Director of Lazard in 2002 and resigned from that position in March 2004. He is a director of Ripplewood LLC and a former director of Alcan Inc.

Leslie H. Wexner	Director since 1963	Age 68

Mr. Wexner has been Chief Executive Officer of Limited Brands since he founded the Company in 1963, and Chairman of the Board for more than twenty years. Mr. Wexner is the husband of Abigail S. Wexner.

Directors Whose Terms Continue Until the 2008 Annual Meeting.

Donna A. James	Director since 2003	Age 48

Ms. James served as the President of Nationwide Strategic Investments, a division of Nationwide Mutual Insurance Company (“Nationwide”), from 2003 through March 31, 2006, the date of her retirement from Nationwide. Ms. James served as Executive Vice President and Chief Administrative Officer of Nationwide from

2000 until 2003. Ms. James served as an executive and director at Nationwide or affiliated entities for the past sixteen years. Ms. James established Lardon & Associates, a business and executive advisory services firm, where she is managing director. She is a director of Coca-Cola Enterprises, where she serves on its Audit Committee and Affiliated Transactions Committee.

Leonard A. Schlesinger	Director since 1996	Age 53

Mr. Schlesinger is Vice Chairman and Chief Operating Officer and Group President of Beauty and Personal Care of Limited Brands. He was Executive Vice President and Chief Operating Officer of Limited Brands from March 2001 until February 2003 and was Executive Vice President, Organization, Leadership and Human Resources of Limited Brands from October 1999 until March 2001. Mr. Schlesinger served as Senior Vice President, Counselor to the President and was Professor of Sociology and Public Policy and Senior Vice President for Development at Brown University from 1998 to 1999. He also was the George F. Baker, Jr. Professor of Business Administration at Harvard Business School from 1988 to 1998. Mr. Schlesinger is a member of the Governing Committee of the Columbus Foundation and serves on the Visiting Committee on Human Resources at Harvard University, the Strategic Advisory Group of the Ohio State University Medical Center and The Advisory Board of the Center of Science and Industry (COSI). He is a director of University Medical Center Partners, where he serves on the Compensation Committee.

Jeffrey B. Swartz	Director since 2005	Age 46

Mr. Swartz is the President and Chief Executive Officer of The Timberland Company (a premium-quality footwear, apparel and accessories company), a position he has held since 1998.

Raymond Zimmerman	Director since 1984	Age 73

Mr. Zimmerman has been Chairman of the Board and Chief Executive Officer of 99¢ Stuff, Inc. (a retail company) since July 1999. Mr. Zimmerman was the Non-Executive Chairman of the Board of Service Merchandise Company, Inc. from 1999 to 2000.

Director independence

The Board has determined that each of the individuals nominated to serve on the Board of Directors (except for Abigail S. Wexner), together with each of the members of the Board who will continue to serve after the 2006 annual meeting of stockholders (except for V. Ann Hailey, Leonard A. Schlesinger and Leslie H. Wexner), has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) other than in his or her capacity as a director of the Company and that each is “independent” in accordance with applicable NYSE standards. In making these determinations, the Board took into account all factors and circumstances that it considered relevant, including, where applicable, the existence of any employment relationship between the director (or nominee) or a member of the director’s (or nominee’s) immediate family and the Company; whether within the past three years the director (or nominee) has served as an executive officer of the Company; whether the director (or nominee) or a member of the director’s (or nominee’s) immediate family has received, during any twelve-month period within the last three years, direct compensation from the Company in excess of $100,000; whether the director (or nominee) or a member of the director’s (or nominee’s) immediate family has been, within the last three years, a partner or an employee of the Company’s internal or external auditors; and whether the director (or nominee) or a member of the director’s (or nominee’s) immediate family is employed by an entity that is engaged in business dealings with the Company. The Board has not adopted categorical standards with respect to director independence. The Board believes that it is more appropriate to make independence determinations on a case by case basis in light of all relevant factors.

Information concerning the Board of Directors

Our Board of Directors held five meetings in fiscal year 2005 and took action without a meeting on one occasion. During fiscal year 2005, all of the directors attended 75% or more of the total number of meetings of the Board and of the committees of the Board on which they served.

Committees of the Board of Directors

Audit Committee.

The Audit Committee of the Board is instrumental in the Board’s fulfillment of its oversight responsibilities relating to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent auditors and (iv) the performance of the Company’s internal audit function. The current members of the Audit Committee are Ms. James (Chair) and Messrs. Freedman, Loomis, Tessler and Zimmerman. The Board has determined that each of the Audit Committee members meets the independence, expertise and experience standards established by the NYSE and the Securities and Exchange Commission (the “Commission”) for service on the Audit Committee of the Company’s Board of Directors and for designation as an “audit committee financial expert” within the meaning of the regulations promulgated by the Commission. Each member of the Audit Committee was designated an “audit committee financial expert” by the Board.

The Report of the Audit Committee can be found on page 22 of this proxy statement. The Audit Committee held thirteen meetings in fiscal year 2005.

Compensation Committee.

The Compensation Committee of the Board (i) oversees the Company’s compensation and benefits philosophy and policies generally, (ii) evaluates the chief executive officer’s performance and oversees and sets compensation for the chief executive officer, (iii) oversees the evaluation process and compensation structure for other members of the Company’s senior management and (iv) fulfills the other responsibilities set forth in its charter. The current members of the Compensation Committee are Mr. Heskett (Chair), Dr. Gee and Mr. Swartz. The Board has determined that each of the Compensation Committee members is “independent” in accordance with applicable NYSE standards.

The Report of the Compensation Committee can be found on pages 16 to 19 of this proxy statement. The Compensation Committee held eight meetings in fiscal year 2005 and took action in writing without a meeting on nine occasions.

Executive Committee.

The Executive Committee of the Board may exercise, to the fullest extent permitted by law, all of the powers and authority granted to the Board. Among other things, the Executive Committee may declare dividends, authorize the issuance of stock and authorize the seal of Limited Brands to be affixed to papers that require it. The current members of the Executive Committee are Messrs. Wexner (Chair) and Tessler. The Executive Committee took action in writing without a meeting on two occasions in fiscal year 2005.

Finance Committee.

The Finance Committee of the Board periodically reviews our financial position and financial arrangements with banks and other financial institutions. The Finance Committee also makes recommendations on financial matters that it believes are necessary, advisable or appropriate. The current members of the Finance Committee are Messrs. Tessler (Chair), Freedman, Kollat and Loomis, Mrs. Wexner and Mr. Zimmerman. The Finance Committee held three meetings in fiscal year 2005.

Nominating & Governance Committee.

The Nominating & Governance Committee of the Board identifies and recommends to the Board candidates who are qualified to serve on the Board and its committees. The Nominating & Governance Committee considers and reviews the qualifications of any individual nominated for election to the Board by stockholders. It also proposes a slate of candidates for election as directors at each annual meeting of stockholders. The Nominating & Governance Committee also develops and recommends to the Board, and reviews from time to time, a set of corporate governance principles for the Company and monitors compliance with those principles. The current members of the Nominating & Governance Committee are Messrs. Tessler (Chair) and Heskett and Ms. James. The Board has determined that each of the Nominating & Governance Committee members is “independent” in accordance with applicable NYSE standards.

The Nominating & Governance Committee develops and recommends to the Board criteria and procedures for the selection and evaluation of new individuals to serve as directors and committee members. It also reviews and periodically makes recommendations to the Board regarding the composition, size, structure, practices, policies and activities of the Board and its committees. In making its assessment and in identifying and evaluating director nominees, the Nominating & Governance Committee takes into account the qualification of existing directors for continuing service or re-nomination which may be affected by, among other things, the quality of their contributions, their attendance records, changes in their primary employment or other business affiliations, the number of boards of publicly-held companies on which they serve, or other competing demands on their time and attention. While the Board has not established any specific minimum qualifications for director nominees, as indicated in the Company’s Corporate Governance Principles, the directors and any potential nominees should be individuals of diverse backgrounds who possess the integrity, judgment, skills, experience and other characteristics that are deemed necessary or desirable for the effective performance of the Board’s oversight function.

The Nominating & Governance Committee does not have a formal policy on the consideration of director candidates recommended by stockholders. The Board believes that it is more appropriate to give the Nominating & Governance Committee flexibility in evaluating stockholder recommendations. In the event that a director nominee is recommended by a stockholder, the Nominating & Governance Committee will give due consideration to the director nominee and will use the same criteria used for evaluating Board director nominees, in addition to considering the information relating to the director nominee provided by the stockholder.

To date, the Company has not engaged third parties to identify or evaluate or assist in identifying potential director nominees, although the Company reserves the right in the future to retain a third-party search firm, if appropriate.

The Nominating & Governance Committee held three meetings in fiscal year 2005.

Meetings of the Company’s Independent Directors.

The independent members of the Board meet in executive session at each regularly scheduled Board meeting. The director who is the Chairman of the Nominating & Governance Committee serves as the chair of those meetings.

Communications with the Board

The Board provides a process for interested parties to send communications to the full Board, the independent members of the Board and the members of the Audit Committee. Interested parties are directed to the Company’s website at http://www.limitedbrands.com for the relevant email addresses. Communications that are not related to a director’s duties and responsibilities as a Board member, an independent director or an Audit Committee member may be excluded by the Office of the General Counsel, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and any other material that is determined to be illegal or otherwise inappropriate. The directors to whom such information is addressed are informed that the information has been removed and that it will be made available to such directors upon request.

Attendance at annual meetings

The Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s Annual Meeting of Stockholders. However, it encourages directors to attend and historically more than a majority have done so. All of the current Board members attended the 2005 Annual Meeting. Each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending meetings of the stockholders of the Company, the Board and the Committees of which he or she is a member.

Code of conduct

The Company adopted a code of conduct which is applicable to all employees of the Company, including the Company’s Chief Executive Officer, Chief Operating Officer, Chief Administrative Officer and Chief Financial Officer. Any amendments to the code or any waivers from any provisions of the code granted to executive officers or directors will be promptly disclosed to shareholders through posting on the Company’s website at http://www.limitedbrands.com.

Copies of the Company’s code of conduct, corporate governance principles and committee charters

The Company’s code of conduct, corporate governance principles, as well as the charters of the Audit Committee, Compensation Committee and Nominating & Governance Committee of the Board of Directors, are available on the Company’s website at http://www.limitedbrands.com. Stockholders may also request a copy of the code of conduct, corporate governance principles or a committee charter from: Limited Brands, Inc., Attention: Investor Relations, Three Limited Parkway, Columbus, Ohio 43230.

Security ownership of directors and management

The following table shows certain information about the securities ownership of all directors (and nominees) of Limited Brands, the executive officers of Limited Brands named in the Summary Compensation Table below and all directors (and nominees) and executive officers of Limited Brands as a group.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (a)(b)		Percent of Class
Eugene M. Freedman	28,877	(c)	*
E. Gordon Gee	44,388	(c)	*
V. Ann Hailey	959,380	(c)(d)	*
James L. Heskett	13,924	(e)	*
Donna A. James	10,375	(e)	*
David T. Kollat	117,445	(c)	*
William R. Loomis, Jr.	8,714		*
Jay Margolis	81,568	(c)	*
Martyn R. Redgrave	49,206	(c)	*
Leonard A. Schlesinger	1,508,851	(c)	*
Jeffrey B. Swartz	3,187	(e)	*
Allan R. Tessler	36,925	(c)	*
Abigail S. Wexner	9,767,388	(c)(f)	2.5%
Leslie H. Wexner	59,380,695	(c)(d)(g)	14.9%
Raymond Zimmerman	45,536	(c)(e)(h)	*
All directors and executive officers as a group	62,675,722	(c)-(h)	15.6%

*	Less than 1%.

(a)

Unless otherwise indicated, each named person has voting and investment power over the listed shares and such voting and investment power is exercised solely by the named person or shared with a spouse. However, each named person has investment but not voting power over the listed shares held in Limited Brands Savings and Retirement Plan.

(b)	Reflects beneficial ownership of shares of Common Stock, and shares outstanding, as of February 15, 2006.

(c)

Includes the following number of shares issuable within 60 days of February 15, 2006, upon the exercise of outstanding stock options: Mr. Freedman, 264; Dr. Gee, 13,228; Ms. Hailey, 790,706; Dr. Kollat, 13,228; Mr. Margolis, 62,500; Mr. Redgrave, 37,500; Mr. Schlesinger, 1,447,586 (includes 35,133 shares of restricted stock that vest and become issuable within 60 days and 21,634 restricted stock units credited to Mr. Schlesinger’s account that could be convertible into Common Stock within 60 days after Mr. Schlesinger’s retirement); Mr. Tessler, 264; Mrs. Wexner, 8,702; Mr. Wexner, 5,704,981; Mr. Zimmerman, 13,228; and all directors and executive officers as a group, 8,426,480.

(d)

Includes the following number of shares held in Limited Brands Savings and Retirement Plan, over which the participant has investment but not voting power: Ms. Hailey, 903; Mr. Wexner, 1,303,634; and all directors and executive officers as a group, 1,304,537.

(e)

Includes the following number of deferred stock units credited to directors’ accounts under the 2003 Stock Award and Deferred Compensation Plan for Non-Associate Directors that could be convertible into Common Stock within 60 days after termination from the Board: Mr. Heskett, 3,694; Ms. James, 7,639; Mr. Swartz, 3,187; and Mr. Zimmerman, 8,524.

(f)

Excludes 400,000 shares held by a trust of which Mrs. Wexner is the beneficiary. Mrs. Wexner disclaims beneficial ownership of these shares. Includes 2,885,305 shares held by a trust, Foxcote Two. Mrs. Wexner shares voting and investment power with Mr. Wexner with respect to the shares held by Foxcote Two. Excludes 49,613,307 shares beneficially owned by Mr. Wexner as to which Mrs. Wexner disclaims beneficial ownership. Includes 6,873,381 shares directly owned by Mrs. Wexner.

(g)

Includes 2,885,305 shares held by a trust, Foxcote Two, 3,300,568 shares held by Trust 600 and 4,571,601 shares held by R.H.R.E.I. Trust. Mr. Wexner shares voting and investment power with others with respect to shares held by Foxcote Two, Trust 600 and R.H.R.E.I. Trust. Includes 8,657,998 shares held by a trust, Foxcote One, as to which shares Mr. Wexner has sole voting and investment power. Includes 4,892,608 shares held by Mr. Wexner as the sole stockholder, director and officer of Wexner Personal Holdings Corporation. Includes 6,873,381 shares directly owned by Mrs. Wexner and 8,702 shares issuable to Mrs. Wexner within 60 days of February 15, 2006 upon exercise of outstanding stock options. Mr. Wexner may be deemed to share voting and investment power with respect to the shares directly owned by Mrs. Wexner and the shares issuable to Mrs. Wexner upon exercise of outstanding options. Includes 21,181,917 shares directly owned by Mr. Wexner.

(h)

Includes 2,400 shares which are Mr. Zimmerman’s pro rata share of 7,200 shares owned by a corporation of which Mr. Zimmerman is president and a 33% stockholder plus 4,000 shares held by a partnership which is 45% owned by Mr. Zimmerman and 45% owned by his wife.

Certain relationships and related transactions

Certain executive officers pay for occasional personal use of Company aircraft. Payment is the greater of the amount established by the IRS as reasonable for personal use or the incremental operating costs associated with the use of the aircraft.

EXECUTIVE COMPENSATION

Summary compensation table

The following table (the “Summary Compensation Table”) shows the compensation paid by Limited Brands to each of the named executive officers of Limited Brands for each of our last three fiscal years.

Name and Principal Position(1)	Fiscal Year					Long-Term Compensation
		Annual Compensation				Restricted Stock Awards($) (3)	Securities Underlying Options Awarded(#)(4)	All Other Compensation($)(5)
		Salary($)	Bonus($)(2)	Other Annual Compensation($)
Leslie H. Wexner	2005	$1,685,192	$758,880	$1,325,000	(6)	—	330,000	$463,027
Chairman of the Board,	2004	1,615,192	3,156,723	9,024		—	379,440	259,331
Chief Executive Officer	2003	1,554,231	2,910,336	6,041		—	379,440	406,291

Leonard A. Schlesinger	2005	1,099,423	402,597	51,290		—	250,000	383,680
Vice Chairman,	2004	1,047,308	1,667,931	37,769		—	131,749	435,852
Chief Operating Officer	2003	993,269	2,515,800	29,903		$4,980,000	395,250	311,225

Jay Margolis	2005	1,105,769	1,380,000	21,698		1,791,310	250,000	568,978
Group President, Apparel

Martyn R. Redgrave	2005	778,846	650,880	79,920		693,992	150,000	727,994
Executive Vice President,
Chief Administrative Officer

V. Ann Hailey (7)	2005	894,711	251,100	27,007		—	100,000	262,461
Executive Vice President,	2004	867,596	1,059,100	17,505		1,919,000	105,399	254,906
Chief Financial Officer	2003	836,154	979,440	13,590		—	105,400	250,311

(1)

Mr. Margolis and Mr. Redgrave became executive officers and employees of the Company in January and March of 2005, respectively; therefore, only information beginning with the 2005 fiscal year is noted in the Summary Compensation Table.

(2)

Represents, for each fiscal year, the aggregate of the performance-based incentive compensation for the spring and fall selling seasons; however, Mr. Redgrave’s and Mr. Margolis’ bonuses were determined based on their pre-existing agreements with the Company. In connection with the Company’s stock ownership guidelines, 50% of Mr. Schlesinger’s and Mr. Redgrave’s and 25% of Mr. Margolis’ bonuses were paid in the equivalent value in Common Stock.

(3)

Represents for each executive officer, the restricted stock and restricted stock unit awards for the specified fiscal year under Limited Brands’ 1993 Stock Option and Performance Incentive Plan. Information set forth above is based on the closing price of Common Stock on the date on which the awards were made.

On January 31, 2005, 75,000 restricted shares of Common Stock were awarded to Mr. Margolis. The value of Common Stock on that date was $23.70. On August 26, 2005, 637 restricted shares of Common Stock were also granted to Mr. Margolis. The value of Common Stock on that date was $21.68. These awards vest 100% three years from the grant dates, subject to continued employment with Limited Brands.

On March 8, 2005, 25,000 restricted shares of Common Stock were awarded to Mr. Redgrave. The value of Common Stock on that date was $24.61. On August 26, 2005, 3,632 restricted shares of Common Stock were also granted to Mr. Redgrave. The value of Common Stock on that date was $21.68. These awards vest 100% three years from the grant dates, subject to continued employment with Limited Brands.

On February 6, 2004, 100,000 restricted shares of Common Stock were awarded to Ms. Hailey. The per share value of Common Stock on that date was $19.19. This award vests in four equal installments beginning on the first anniversary of the grant date, subject to continued employment with Limited Brands.

On March 14, 2003, 200,000 restricted shares of Common Stock and 200,000 shares of restricted stock units were granted to Mr. Schlesinger. The per share value of Common Stock on that date was $12.45. This award vests in six equal installments beginning on the first anniversary of the grant date, subject to continued employment with Limited Brands.

The grants in fiscal 2004 and 2003 were subsequently adjusted to reflect Limited Brands’ special dividend on December 22, 2004.

Dividends will not be paid or accrue with respect to shares of restricted stock or restricted stock units until such shares vest.

As of January 28, 2006, the aggregate restricted stock and restricted stock units holdings and the value of such holdings for each of the named executive officers were: Mr. Wexner, no shares; Mr. Schlesinger, 310,049 shares, $7,137,328; Ms. Hailey, 79,050 shares, $1,819,731; Mr. Margolis, 75,637 shares, $1,741,164; and Mr. Redgrave, 28,632 shares, $659,109 (based on the $23.02 fair market value of a share of Common Stock as of January 27, 2006).

(4)	The number of options shown for 2004 and 2003 has been adjusted to reflect Limited Brands’ special dividend on December 22, 2004.

(5)

For the 2005 fiscal year, includes employer matching and supplemental contributions allocated during the year to each executive officer’s account under certain of Limited Brands’ qualified and non-qualified defined contribution plans during the year in the amount of $463,027, $352,540 and $250,086 for executive officers Wexner, Schlesinger and Hailey, respectively; term life insurance premiums in the amount of $31,140 and $12,375 paid on behalf of executive officers Schlesinger and Hailey, respectively; incentive bonuses of $500,000 and $600,000 paid to executive officers Margolis and Redgrave, respectively in connection with their commencement of employment; and reimbursement of relocation expenses in the amount of $68,978 and $127,994 for executive officers Margolis and Redgrave, respectively.

(6)

The Board of Directors has approved a Security Program that provides security services to Mr. Wexner and his family. The amount set forth above for 2005 is the portion of the security services that the Company has determined is of personal benefit to Mr. Wexner. The Security Program also requires Mr. Wexner to use corporate provided aircraft, whether the purpose of the travel is business or personal. To the extent any of the corporate provided aircraft is used for personal purposes, Mr. Wexner has reimbursed the Company based on the greater of the amount established by the IRS as reasonable for personal use or the incremental operating costs associated with the use of corporate provided aircraft. Amounts disclosed for fiscal years prior to 2005 do not include security-related items.

(7)	Ms. Hailey resigned as Chief Financial Officer effective not later than April 28, 2006, at which time she will assume the role of Executive Vice President, Corporate Development.

Long-term incentive plan awards

Limited Brands did not grant any awards for the 2005 fiscal year to the executive officers named in the Summary Compensation Table.

Stock options

The following table shows certain information regarding stock options granted to the executive officers named in the Summary Compensation Table during our 2005 fiscal year.

Option Grants in Fiscal Year 2005

	Individual Grants
Name	Securities Underlying Options Granted(#)(1)	Approximate % of Total Options Granted to Associates in Fiscal Year	Exercise Price Per Share($)(1)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
					5%($)	10%($)
Leslie H. Wexner	330,000	4.97%	$24.30	3/31/15	$5,043,106	$12,780,221
Leonard A. Schlesinger	125,000	1.88%	24.30	3/31/15	1,910,267	4,840,993
	125,000	1.88%	21.88	4/28/15	1,720,027	4,358,886
Jay Margolis	250,000	3.76%	23.70	1/31/15	3,726,201	9,442,924
Martyn R. Redgrave	150,000	2.26%	24.61	3/08/15	2,321,565	5,883,300
V. Ann Hailey	100,000	1.51%	24.30	3/31/15	1,528,214	3,872,794

(1)

Options were granted to Mr. Margolis on January 31, 2005, Mr. Redgrave on March 8, 2005, executive officers Wexner, Schlesinger and Hailey on March 31, 2005 and Mr. Schlesinger on April 28, 2005 pursuant to Limited Brands’ 1993 Stock Option and Performance Incentive Plan. Options vest in four equal installments beginning on the first anniversary of the grant date, in each case subject to the holder’s continued employment with the Company.

(2)	The assumed rates of growth were selected by the Commission for illustrative purposes only and are not intended to predict or forecast our future stock prices.

The following table sets forth certain information regarding stock options exercised by the executive officers named in the Summary Compensation Table during Limited Brands’ 2005 fiscal year and the year-end values of unexercised options held by those executive officers.

Aggregated Option Exercises in 2005 Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-the-Money Options at Fiscal Year-End($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Leslie H. Wexner	—	—	5,327,361	909,700	$66,129,136	$4,231,088
Leonard A. Schlesinger	—	—	1,178,632	1,006,684	8,684,512	7,592,120
Jay Margolis	—	—	—	250,000	—	—
Martyn R. Redgrave	—	—	—	150,000	—	—
V. Ann Hailey	—	—	640,984	354,715	5,549,946	1,747,695

(1)

Value is calculated on the basis of the number of shares subject to each such option, multiplied by the excess of the fair market value of a share of Common Stock at fiscal year-end ($23.02) over the exercise price of such option.

The following table summarizes share and exercise price information about Limited Brands’ equity compensation plans as of January 28, 2006.

Equity Compensation Plan Information

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	36,134,861	$16.47	(2)	23,970,635
Equity compensation plans not approved by security holders	-0-			-0-

Total	36,134,861			23,970,635

(1)

Includes the following plans: Limited Brands, Inc. 1993 Stock Option and Performance Incentive Plan (2004 Restatement), Limited Brands, Inc. 1996 Stock Plan for Non-Associate Directors, 2003 Stock Award and Deferred Compensation Plan for Non-Associate Directors, and Intimate Brands, Inc. 1995 Stock Option and Performance Incentive Plan. In March 2002, awards then outstanding under the Intimate Brands, Inc. plan were converted into awards relating to 15,561,339 shares of Common Stock in connection with the merger of Intimate Brands, Inc. and a subsidiary of the Company.

(2)	Does not include outstanding rights to receive Common Stock upon the vesting of restricted share awards.

Compensation of directors

Associates and officers who are directors receive no additional compensation for their service as directors. The following compensation schedule for services as directors was adopted in January 2006 and applies to directors who are not associates of Limited Brands:

•	an annual cash retainer of $50,000 per year (increased by $15,000 for Audit and Compensation committee chairs held and $10,000 for other committee chairs held);

•

an annual stock retainer worth $50,000 under the Limited Brands, Inc. 2003 Stock Award and Deferred Compensation Plan for Non-Associate Directors, based on the fair market value of Common Stock on the first day of the fiscal year;

•	an annual cash retainer of $12,500 for membership on the Audit Committee and $10,000 for all other committee memberships;

•

an annual stock grant worth $12,500 under the Limited Brands, Inc. Stock Award and Deferred Compensation Plan for Non-Associate Directors, for membership on the Audit Committee and worth $10,000 for other committee memberships, based on the fair market value of Common Stock on the first day of the fiscal year; and

•	fees of $4,000 for each Board of Directors meeting attended in excess of ten during a fiscal year and $1,500 for each committee meeting attended in excess of ten during a fiscal year.

At the end of four years of membership on the Board of Directors, each member must maintain ownership of Common Stock equal to the amount of Common Stock received as Board compensation over the four year period.

Directors may defer receipt of Board cash compensation into an account that is either deemed a cash balance which accrues interest or is denominated as stock units which accrue dividend equivalents in the form of additional stock units.

Employment agreements with certain executive officers

In 2003, we entered into an employment agreement with Mr. Schlesinger, pursuant to which he serves as our Vice Chairman and Chief Operating Officer and Group President of Beauty and Personal Care. The initial term of Mr. Schlesinger’s agreement ends on February 6, 2009, with automatic one-year extensions thereafter unless either party gives written notice to the contrary. Mr. Schlesinger’s agreement provides for an initial base salary of $1,000,000, life insurance coverage of $5,000,000 and disability benefits in addition to the benefits available under our disability plans. The agreement notes that Mr. Schlesinger was paid a promotion bonus of $1,000,000, and provides for the grant in March 2003 of options to acquire 250,000 shares of Common Stock, 200,000 restricted shares of Common Stock and 200,000 restricted stock units, and also contains the provisions summarized below.

In January 2005, we entered into an employment agreement with Mr. Margolis pursuant to which he serves as our Group President—Apparel Brands. The initial term of Mr. Margolis’ employment agreement is six years, with automatic one-year extensions thereafter unless either party gives written notice to the contrary. Mr. Margolis’ employment agreement provides for an initial base salary of $1,150,000, a sign-on bonus of $500,000 (repayable in part if he resigns within two years), life insurance coverage of $1,000,000 and disability benefits in addition to the benefits available under the Company’s disability plans. Mr. Margolis will have an annual cash bonus target and maximum opportunities of 120% and 240% of his base salary, respectively. In addition, he will be entitled to a minimum bonus of $1,380,000 for the two seasons comprising the Company’s 2005 fiscal year. Mr. Margolis has been granted options to purchase 250,000 shares of Common Stock, and has been granted 75,000 restricted shares, vesting in three equal annual installments beginning on the first anniversary of the grant date. The Company will recommend that the Compensation Committee grant to Mr. Margolis options to purchase Common Stock in the grant years and amounts as follows: 2006, 100,000 options; 2007, 75,000 options; 2008, 75,000 options; 2009, 50,000 options, and 2010, 50,000 options. Certain other provisions of his contract are summarized below.

In 2005, we entered into an employment agreement with Mr. Redgrave pursuant to which he serves as our Executive Vice President—Chief Administrative Officer. The initial term of Mr. Redgrave’s employment agreement is six years, with automatic one-year extensions thereafter unless either party gives written notice to the contrary. Mr. Redgrave’s employment agreement provides for an initial base salary of $900,000, a sign-on bonus of $600,000 (repayable in part if he resigns within two years), life insurance coverage of $1,000,000 and disability benefits in addition to the benefits available under the Company’s disability plans. In addition, he will be entitled to a minimum bonus of $450,000 for the Company’s 2005 fiscal year. Mr. Redgrave will be granted options to purchase 150,000 shares of Common Stock, and will also be granted 25,000 restricted shares, vesting on the fourth anniversary of the grant date. Certain other provisions of his contract are summarized below. In the event that a successor Chief Financial Officer has not been appointed by the effective date of Ms. Hailey’s resignation as Chief Financial Officer, Mr. Redgrave will serve as Chief Financial Officer until such time as a successor is appointed.

In 2004, we entered into an employment agreement with Ms. Hailey under which she serves as our Executive Vice President and Chief Financial Officer. The initial term of Ms. Hailey’s agreement is six years, with automatic one-year extensions thereafter unless either party gives written notice to the contrary. Ms. Hailey’s agreement provides for an initial base salary of $840,000, life insurance coverage of $5,000,000 and disability benefits in addition to the benefits available under the Company’s disability plans. The agreement also provides for the grant to Ms. Hailey of options to purchase 100,000 shares of Common Stock and, beginning in the spring of 2004, subject to her continued performance and changes in applicable rules or practices, for the annual grant of options to purchase 100,000 shares of Common Stock. Certain other provisions of her employment agreement are summarized below. Ms. Hailey resigned from the position of Chief Financial Officer effective not later than April 28, 2006, at which time she will assume the position of Executive Vice President, Corporate Development.

Each of Messrs. Schlesinger’s, Margolis’, Redgrave’s and Hailey’s agreements also provide that, if we fail to extend the executive’s agreement or terminate the executive’s employment without cause, or if the executive terminates the executive’s employment for good reason, the executive will continue to receive the executive’s base salary for one year after the termination date; provided that, if the executive agrees to execute a general release of us, the executive will also be entitled to receive an additional year of salary continuation and the amount of the incentive compensation that the executive would have otherwise received during this one-year period. In the event that, in connection with a change in control of Limited Brands, the executive’s employment is terminated either by us without cause or by the executive for good reason, subject to the executive’s execution of a general release of us, the executive would be entitled to a severance benefit equal to two times the executive’s base salary, plus an amount equal to the sum of the executive’s four previous semi-annual payouts under our incentive compensation plan, together with a pro rata amount for the incentive compensation performance period in which the executive’s employment terminated. In the event any “parachute” excise tax is imposed on the executive, the executive will be entitled to tax reimbursement payments.

Section 16(a) beneficial ownership reporting compliance

Limited Brands’ officers and directors, and persons who own more than ten percent of a registered class of Limited Brands’ equity securities, must file reports of ownership and changes in ownership of Limited Brands’ equity securities with the Commission and the NYSE. Copies of those reports must also be furnished to Limited Brands.

Based solely on a review of the copies of reports furnished to Limited Brands and written representations of the Company’s officers and directors that no other reports were required, we believe that during fiscal 2005 our officers, directors and greater than ten percent beneficial owners complied with these filing requirements with the exception that Messrs. Margolis and Redgrave and Mark A. Giresi and Sandra L. West each were late in filing one Form 4 reporting one transaction.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee (the “Committee”) reviews and approves Limited Brands’ compensation philosophy and policies and the application of such policies to the compensation of Mr. Wexner and other executive officers. Limited Brands has retained independent compensation consultants to assist in developing, and periodically assessing the effectiveness and reasonableness of, Limited Brands’ executive officer compensation program. The Committee meets independently on a periodic basis with these consultants to review the Company’s programs.

Compensation philosophy

Limited Brands attempts to apply a consistent philosophy to compensation for all leadership associates, including senior executives. The primary goal of the compensation program is to link total executive compensation to performance that enhances stockholder value. Accordingly, Limited Brands has structured total compensation for leadership individuals so that a lower proportion is fixed compensation and a higher proportion is performance contingent, keyed to business and Common Stock performance.

Limited Brands’ philosophy is based on the following core principles:

To Pay for Outstanding Performance.

Limited Brands believes in paying for results. Individuals in leadership roles are compensated based on a combination of total company, business unit and individual performance factors. Total company and business unit performance are evaluated primarily on the degree by which financial targets are met. Individual performance is evaluated based upon several leadership factors, including building brand identity, attainment of specific merchandise and financial objectives, building and developing a strong leadership team, developing an infrastructure to support future business growth and managing expenses. In addition, a significant portion of total compensation is in the form of equity-based award opportunities to directly tie any increased compensation to increased stockholder value.

To Pay Competitively.

Limited Brands is committed to providing a total compensation program designed to attract the best senior leaders to the business and to retain the best, consistently highest performers. To achieve this goal, Limited Brands annually compares its pay practices and overall pay levels with other leading retail, and where appropriate, non-retail companies and sets pay guidelines based on this review.

To Pay Equitably.

Limited Brands believes that it is important to apply generally consistent guidelines for all leadership compensation programs across business units, considering the size, complexity, stage of development and performance of the business, and the performance of each individual executive.

To Encourage Ownership of Company Stock.

Limited Brands designs compensation policies and practices to encourage ownership of Common Stock. Beginning in 2005, the Committee has approved stock ownership guidelines for our most senior executives (approximately the top 35 individuals). The guidelines set a minimum level of ownership value according to the position and responsibility ranging from three to five times base salary.

Principal compensation elements

The principal elements of executive compensation at Limited Brands are base salary, short-term performance-based incentive compensation and long-term equity-based incentive programs. In determining guidelines for each compensation element, Limited Brands participates in compensation surveys which include approximately 70 national and regional specialty and department store retail businesses and consumer products companies, chosen because of their general similarity to Limited Brands in business and merchandise focus. In addition, Limited Brands participates in special surveys focusing on specific segments of the business, such as merchandise design and production sourcing. With the help of Limited Brands’ compensation consultants, Limited Brands analyzes executive compensation levels and practices relative to the performance of these competitor companies and, from this information, develops pay guidelines that generally reward exceptional executive performance with pay well above the industry survey median. The competitor group that is surveyed is subject to periodic review and is modified from time to time to reflect new businesses, mergers, acquisitions and changes in business focus. The competitor group that Limited Brands uses for this purpose contains approximately 40% of the companies in the S&P 500 Retail Composite Index represented in the Stockholder Return Graph (on page 20). Subject to Limited Brands’ needs, Limited Brands generally attempts to design all incentive and equity-based compensation programs to be deductible under the Internal Revenue Code.

Base Salary.

The Committee annually reviews and approves the base salary of each executive officer and business president. In determining salary adjustments, the Committee considers the size and responsibility of the individual’s position, the business unit’s overall performance, the individual’s overall performance and future potential and the base salaries paid by competitors to employees in comparable positions. Individual performance is measured against the following factors: seasonal and annual business goals, brand strategy execution and business growth goals, and the recruitment and development of leadership talent. These factors are considered subjectively in the aggregate, and none of these factors is accorded a formula weight.

In 2005, the base salaries of Ms. Hailey and Messrs. Margolis, Redgrave, Schlesinger and Wexner were determined based on both performance and market comparisons, with continued emphasis placed on performance-based cash and equity incentive compensation.

Performance-Based Incentive Compensation.

The Limited Brands total compensation program includes a short-term performance-based incentive compensation program for specified leadership positions that provides for incentive payments for each six-month operating season. These incentive payments are based on the attainment of pre-established objective financial goals.

For most businesses, the goals under this plan for fiscal year 2005 were based on operating income. However, goals also may be based on other objectives or criteria, depending on the business unit and its strategy. Limited Brands sets these goals at the beginning of each six-month season, and bases them on an analysis of historical performance, growth and income improvement expectations for that business, financial results of other comparable businesses both inside and outside Limited Brands and progress toward achieving the strategic plan for that business. Annually, Limited Brands establishes target cash incentive compensation opportunities for eligible executives stated as a specific percent of base salary. The amount of performance-based incentive compensation earned by participating executives can range from zero to double their incentive target, based upon the extent to which the pre-established financial goals are achieved.

Beginning with incentive payments based on 2005 seasonal performance, executives covered by the share ownership guidelines who have not met the minimum ownership requirement are required to receive at least 15% of their earned incentive compensation payment in the equivalent value of shares of Common Stock. To further encourage stock ownership, Limited Brands provided a 50% match in the form of a restricted stock grant, subject to three-year cliff vesting, on incentive compensation received in stock above the minimum 15% requirement, up to 50% as elected by the executive. Beginning in 2006, this stock for cash exchange feature was modified and extended to all Vice Presidents. Any eligible executive can elect to receive up to 25% of their cash compensation in the form of Common Stock with a 25% match in the form of a restricted stock grant, subject to three-year cliff vesting.

Equity-Based Incentive Programs.

The Committee believes that continued emphasis on equity-based compensation opportunities encourages performance that enhances stockholder value, thereby further linking leadership and stockholder objectives. In 2005, the Committee awarded equity-based incentives, granting stock options and also, to a limited extent, restricted stock awards. The Committee believes that restricted stock awards, the vesting of which is subject to continued employment, help us to retain key high-performing executives.

Award opportunities for each eligible participant are based on guidelines, which include size of the executive’s business unit, the individual’s responsibility level within that business, competitive practice and the market price of Common Stock. In determining the awards for an executive officer, the Committee evaluated competitive practice and the executive officer’s performance and importance to the business.

Beginning in 2006, our equity-based incentive programs have been re-designed to better align with our business objectives. The 2006 program includes performance-based restricted stock, with Limited Brands establishing a target performance-based restricted stock amount for each eligible associate. The number of performance-based restricted shares earned by participating executives can range from zero to double their grant target, based upon the extent to which the pre-established objective financial goals are achieved. This is consistent with our pay for performance philosophy and aligning executive rewards with shareholder interests.

Stock Options.

In 2005, stock options were awarded to Ms. Hailey and Messrs. Margolis, Schlesinger, Redgrave and Wexner in the amounts set forth in the Option Grants in Fiscal Year 2005 table above. The options granted to each executive officer vest, subject to continued employment, in four equal installments beginning on the first anniversary of the grant date. The exercise price for these options is equal to the fair market value of the underlying Common Stock on the date of grant.

Restricted Stock.

The Committee awarded Messrs. Margolis and Redgrave restricted shares in 2005 in the amount set forth in the Summary Compensation Table above, which vest 100% three years from the grant date, subject to continued employment.

CEO compensation

Mr. Wexner has been Chief Executive Officer since founding Limited Brands in 1963. Limited Brands conducts the same type of competitive review and analysis to determine base salary and incentive guidelines for Mr. Wexner’s position as it does for the other executive positions.

In 2005, as in prior years, in establishing Mr. Wexner’s compensation package the Committee considered competitive practices, the extent to which Limited Brands achieved operating income and sales objectives, progress regarding brand strategy, and the continued recruitment and development of leadership talent for the business. These factors are considered subjectively in the aggregate and none of these factors is accorded specific weight.

As described earlier, the Committee and Limited Brands continue to emphasize variable, performance-based compensation components for all executives, including Mr. Wexner. Accordingly, as a result of fiscal 2004 performance, in early 2005, Mr. Wexner’s base salary was adjusted by 4.3% from $1,630,000 to $1,700,000 while his incentive compensation target remained at 160%. In establishing these compensation elements, the Committee considered the financial results for fiscal 2004, changes in stockholder value, Mr. Wexner’s progress in recruiting and developing senior leadership talent, and continued focus on the brand development strategy of the business units.

In fiscal 2005, Limited Brands posted net sales of $9.699 billion, an increase of 3% compared to net sales in fiscal 2004. Fiscal 2005 net income was $683 million, which was 3% below net income for fiscal 2004, and earnings per diluted share were $1.66 per share, an increase of 13% compared to fiscal 2004 earnings per diluted share. (The corresponding results determined in accordance with generally accepted accounting principles are included in Item 8. Financial Statements and Supplementary Data of Limited Brands’ 2005 Annual Report on Form 10-K which is being sent with this proxy statement.) These fiscal 2005 results were below targeted performance objectives established by the Committee for the spring and fall seasons. As a result, the annual cash incentive payment earned by Mr. Wexner was below target level for the year, according to the plan.

Compensation Committee

James L. Heskett, Chair

E. Gordon Gee

Jeffrey B. Swartz

STOCKHOLDER RETURN GRAPH

The following graph shows the changes, over the past five-year period, in the value of $100 invested in Common Stock, the Standard & Poor’s 500 Composite Stock Price Index and the Standard & Poor’s 500 Retail Composite Index. The plotted points represent the closing price on the last day of the fiscal year indicated.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG LIMITED BRANDS, INC., THE S&P 500 INDEX

AND THE S&P RETAIL COMPOSITE INDEX

*$100 INVESTED IN STOCK OR IN INDEX AT THE CLOSING PRICE ON 2/3/01 – INCLUDING REINVESTMENT OF DIVIDENDS.

SHARE OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth the names of all persons who, on February 15, 2006 were known by Limited Brands to be the beneficial owners (as defined in the rules of the Commission) of more than 5% of the shares of Common Stock.

Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class
Leslie H. Wexner(1)	59,380,695	14.9%
Three Limited Parkway P.O. Box 16000 Columbus, OH 43216

Capital Research and Management Company(2)	83,360,680	21.2%
333 South Hope Street Los Angeles, CA 90071

(1)

Includes 1,303,634 shares held in an employee benefit plan as to which Mr. Wexner has the power to dispose of or withdraw those shares, but not to vote those shares. Includes 2,885,305 shares held by a trust, Foxcote Two, 3,300,568 shares held by Trust 600 and 4,571,601 shares held by R.H.R.E.I. Trust. Mr. Wexner shares voting and investment power with others with respect to shares held by Foxcote Two, Trust 600 and R.H.R.E.I. Trust. Includes 8,657,998 shares held by a trust, Foxcote One, as to which shares Mr. Wexner has sole voting and investment power. Includes 4,892,608 shares held by Mr. Wexner as the sole stockholder, director and officer of Wexner Personal Holdings Corporation. Includes 6,873,381 shares directly owned by Mrs. Wexner and 8,702 shares issuable to Mrs. Wexner within 60 days of February 15, 2006 upon exercise of outstanding stock options. Mr. Wexner may be deemed to share voting and investment power with respect to the shares directly owned by Mrs. Wexner and the shares issuable to Mrs. Wexner upon exercise of outstanding options. Includes 21,181,917 shares directly owned by Mr. Wexner and 5,704,981 shares issuable to Mr. Wexner within 60 days of February 15, 2006 upon exercise of outstanding stock options.

(2)

Based on information set forth in Amendment No. 9 to the joint Schedule 13G filing (filed February 10, 2006) by Capital Research and Management Company, The Growth Fund of America, Inc. and The Investment Company of America. Capital Research and Management Company has sole dispositive power over 83,360,680 shares and voting power over 11,165,300 shares.

REPORT OF THE AUDIT COMMITTEE

As provided in our written charter, the Audit Committee is instrumental in the Board’s fulfillment of its oversight responsibilities relating to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent auditors and (iv) the performance of the Company’s internal audit function. We have the sole authority to appoint, compensate, retain, oversee and terminate the Company’s independent auditors. We pre-approve the audit services and non-audit services to be provided by the Company’s independent auditors. In addition, we evaluate the independent auditors’ qualifications, performance and independence and present our conclusions with respect to the independent auditors to the full Board on at least an annual basis.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Furthermore, while we are responsible for reviewing the Company’s policies and practices with respect to risk assessment and management, it is the responsibility of the CEO and senior management to determine the appropriate level of the Company’s exposure to risk.

We have reviewed and discussed Limited Brands’ audited financial statements as of and for the year ended January 28, 2006 and met with both management and our independent auditors to discuss the financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles. We have reviewed with the internal auditors and independent auditors the overall scope and plans for their respective audits. We also met with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

We have also discussed with the independent auditors all matters required to be discussed with audit committees by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Company’s independent auditors also provided to us the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with the independent auditors their independence from the Company. We considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining their independence.

Based on the reviews and discussions summarized in this Report, and subject to the limitations on our role and responsibilities, certain of which are referred to above and in the Audit Committee charter, we recommended to the Board that Limited Brands’ audited financial statements be included in our Annual Report on Form 10-K for the fiscal year 2005 for filing with the Commission.

Audit Committee

Donna A. James, Chair

Eugene M. Freedman

William R. Loomis, Jr.

Allan R. Tessler

Raymond Zimmerman

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

During our 2005 fiscal year, Ernst & Young LLP served as the Company’s independent registered public accountants and in that capacity rendered an opinion on our consolidated financial statements as of and for the fiscal year ended January 28, 2006. The Audit Committee annually reviews the selection of our independent registered public accountants and has selected Ernst & Young LLP as the Company’s independent registered public accountants for the current fiscal year. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will be available to respond to appropriate questions and may make a statement if they so desire.

Audit fees

The aggregate audit fees payable to Ernst & Young LLP for fiscal 2005 and 2004 were approximately $4,689,000 and $4,199,000, respectively. These amounts include fees for professional services rendered by Ernst & Young LLP in connection with the audit of our consolidated financial statements and reviews of our unaudited consolidated interim financial statements as well as fees for services that generally only the independent auditor can reasonably be expected to provide, including comfort letters and consultation regarding financial accounting and/or reporting standards. These amounts also include fees for services rendered in connection with the audit of management’s assessment of internal controls over financial reporting.

Audit related fees

The aggregate fees for assurance and related services rendered by Ernst & Young LLP that were reasonably related to the audit of our consolidated financial statements for fiscal 2005 and 2004 were approximately $139,000 and $219,000, respectively. The fees under this category are for assurance and related services that are traditionally performed by the independent auditor and include audits of employee benefit plans and agreed upon procedures.

Tax fees

The aggregate fees for tax services rendered by Ernst & Young LLP for fiscal 2005 and 2004 were approximately $53,000 and $118,000, respectively. Tax fees include tax compliance and advisory services.

All other fees

Other than as described above, there were no other services rendered by Ernst & Young LLP for fiscal 2005 or 2004.

Pre-approval policies and procedures

The Audit Committee pre-approves all audit and non-audit services to be provided by Ernst & Young LLP in a given fiscal year.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the annual meeting. However, if other matters should come before the meeting, each of the persons named as proxy intends to vote in accordance with his or her judgment on such matters.

STOCKHOLDER PROPOSALS

We may omit from the proxy statement and form of proxy relating to the next annual meeting of stockholders any proposals of stockholders which are intended to be presented at that meeting which are not received by the Secretary of Limited Brands at our principal executive offices on or before the close of business December 15, 2006.

In addition, if a shareholder intends to present a proposal at the next annual meeting without the inclusion of such proposal in the Company’s proxy materials, proxies solicited by the Board of Directors for the next annual meeting will confer discretionary authority to vote on such proposal if presented at the meeting so long as notice of the proposal is (1) received before the close of business on February 28, 2007 and the Company advises shareholders in next year’s proxy statement as to how management intends to vote on the matter or (2) received after the close of business on February 28, 2007. Shareholder proposals should be sent to the Secretary of Limited Brands. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

SOLICITATION EXPENSES

We will pay the expense of preparing, assembling, printing and mailing the proxy form and the form of material used in solicitation of proxies. Our employees may solicit proxies by telephone, mailgram, facsimile and personal solicitation, in addition to the use of the mail. We have retained Innisfree, New York, New York, to help us solicit proxies relating to shares held by brokerage houses, custodians, fiduciaries and other nominees for a fee of approximately $11,000, plus expenses. We do not expect to pay any other compensation for the solicitation of proxies.

By Order of the Board of Directors

/s/ Leslie H. Wexner
Leslie H. Wexner Chairman of the Board

ADMITTANCE SLIP

2006 ANNUAL MEETING OF STOCKHOLDERS

Date, time and place of meeting:

Date:	Monday, May 22, 2006

Time:	9:00 a.m., Eastern Time

Place:	Limited Brands, Inc. Three Limited Parkway Columbus, Ohio 43230

Attending the meeting:

Stockholders who plan to attend the meeting in person must bring this admittance slip and a photo identification to gain access. Because of necessary security precautions, bags, purses and briefcases may be subject to inspection. To speed the admissions process, stockholders are encouraged to bring only essential items. Cameras, camcorders or video taping equipment are not allowed. Photographs or video taken by Limited Brands at the meeting may be used by Limited Brands. By attending, you waive any claim or rights to these photographs.

For more information about attending the annual meeting, please visit the website at http://www.limitedbrands.com/faq/investor.jsp or contact Limited Brands Investor Relations at (614) 415-7076.

Paper containing 10% post consumer waste was used in the production of this Notice of Annual Meeting of Stockholders and Proxy Statement.

Limitedbrands THREE LIMITED PARKWAY P.O. BOX 16000 COLUMBUS, OH 43230 AUTO DATA PROCESSING INVESTOR COMM SERVICES ATTENTION: TEST PRINT 51 MERCEDES WAY EDGEWOOD, NY 11717

Internet and Telephone Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Central Time on May 21, 2006. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Central Time on May 21, 2006. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Limited Brands, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

THANK YOU FOR VOTING

123,456,789,012.00000

è 000000000000

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
LIMIT1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LIMITED BRANDS, INC.
PLEASE SEE ABOVE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.	02	0000000000	214748609210

A. Election of Directors 1. The Board of Directors recommends a vote “FOR” the nominated Directors.	For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
01- E. Gordon Gee	☐	☐	☐
02- James L. Heskett
03- Allan R. Tessler
04- Abigail S. Wexner

B. Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.
The undersigned acknowledges receipt with this Proxy of a copy of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 14, 2006.

IMPORTANT: Please date this Proxy and sign exactly as your name or names appear hereon. If stock is held jointly, signature should include both names. Executors, Administrators, Trustees, Guardians and others signing in a representative capacity should indicate full titles.

For address changes/comments, please check this box and write them on the back where indicated			☐	AUTO DATA PROCESSING INVESTOR COMM SERVICES
ATTENTION:
Please indicate if you plan to attend this meeting	☐	☐		TEST PRINT
	Yes	No		51 MERCEDES WAY
EDGEWOOD, NY 11717

123,456,789,012 532716A99
Signature [PLEASE SIGN WITHIN BOX]	Date	P26144	Signature (Joint Owners)	Date	1

Proxy – Limited Brands, Inc.

This Proxy is Solicited on behalf of the Board of Directors for the

Annual Meeting of Stockholders on

May 22, 2006

The undersigned hereby appoints Leslie H. Wexner, Leonard A. Schlesinger and V. Ann Hailey, and each of them, proxies, with full power of substitution, to vote for the undersigned all shares of Common Stock of Limited Brands, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on May 22, 2006 at 9:00 a.m., Eastern Time, and at any adjournments thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournments thereof.

SAID PROXIES ARE DIRECTED TO VOTE AS MARKED ON THE REVERSE SIDE AND IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side)